Exhibit 99.2

PRESS RELEASE

PLANTRONICS ANNOUNCES 1 MILLION SHARE REPURCHASE PROGRAM

FOR INFORMATION, CONTACT: Jon Alvarado Treasurer and Director, Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE October 2, 2005

 Santa Cruz, California (October 2, 2005) Plantronics, Inc., (NYSE: PLT) today announced a 1,000,000 share repurchase program. Pursuant to the Stock Repurchase Program, the Company will, from time to time, purchase shares of its common stock, depending upon market conditions, in open market or privately negotiated transactions.
Santa Cruz, California (October 2, 2005) Plantronics, Inc., (NYSE: PLT) today announced a 1,000,000 share repurchase program. Pursuant to the Stock Repurchase Program, the Company will, from time to time, purchase shares of its common stock, depending upon market conditions, in open market or privately negotiated transactions.

Barbara Scherer, Senior Vice President and Chief Financial Officer of Plantronics, noted, “Plantronics continues to generate positive cash flow and we believe it is prudent to use a portion of this cash to increase shareholder value through the repurchase of our stock. Although our total cash balance is lower now than it was at the outset of the fiscal year due to the two acquisitions we have made as well as our significantly increased working capital requirements, we believe that our cash balance, availability under our line of credit, and future cash flows will provide sufficient liquidity to support another share repurchase program. We purchase shares when we believe it should be strongly accretive to EPS to do so in comparison to alternative investment choices. Our Board of Directors believes that Plantronics stock presents an attractive investment for the Company and its stockholders,” Scherer concluded.

About Plantronics
In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, we’ve become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties, including the statements in the second paragraph of this release that the Company continues to generate positive cash flow, repurchase of Company stock constitutes an opportunity to increase shareholder value, that future cash flows should provide sufficient liquidity to support another share repurchase program, and that the repurchase of our stock represents an attractive investment. There are important factors that could cause actual results to differ materially from those anticipated by any such statements. These risks include, but are not limited to: 1) failure to achieve the anticipated levels of cash generation due to lower sales, increased costs, higher inventories, slow collection of accounts receivable or other factors; 2) increases in the yield which could be obtained from alternative investment of the funds used to repurchase stock; and 3) an increased need for cash reserves beyond the levels presently anticipated, and 4) a reduction in availability under our line of credit and/or lack of other borrowing capacity. For more information concerning these and other possible risks, please refer to the Company’s Form 10-K filed on May 31, 2005, filings on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at www.sec.gov/edgar/searchedgar/companysearch.html . Plantronics disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this release.

Plantronics is a registered trademark of Plantronics, Inc. All other products or service names mentioned herein are trademarks of their respective owners

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PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098